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                                                                      Exhibit 21


                                  SUBSIDIARIES

Citizens First Savings Bank, a Michigan corporation

Citizens First Mortgage, LLC, a Michigan limited liability company

Citizens Financial Services, Inc., a Michigan corporation

CFS Insurance Agency, Inc., d/b/a CFS Financial Services, Inc., a Michigan corporation

CFS Title Insurance Agency, LLC, a Michigan limited liability company (50% owned by the Bank)